UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2010

KBS REAL ESTATE INVESTMENT TRUST II, INC.

(Exact name of registrant specified in its charter)

Maryland	000-53649	26-0658752
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Purchase and Sale Agreement for the Union Bank Plaza

KBS Real Estate Investment Trust II, Inc. (the “Company”), through an indirect wholly owned subsidiary, has entered into a purchase and sale agreement to acquire a 40-story office building containing 627,334 rentable square feet located on approximately 3.7 acres of land at 445 South Figueroa Street in Los Angeles, California (the “Union Bank Plaza”). On August 16, 2010, the Company’s external advisor, KBS Capital Advisors LLC (the “Advisor”), entered into a purchase and sale agreement with Hines VAF UB Plaza, L.P. (the “Seller”), an affiliate of Hines Interests Limited Partnership, to purchase the Union Bank Plaza. On August 19, 2010, the Advisor assigned this purchase and sale agreement to an indirect wholly owned subsidiary of the Company for $1.0 million, which is the amount of the initial earnest money deposit under the purchase and sale agreement. Subsequent to assignment, the Company made an additional earnest money deposit of $5.0 million under the purchase and sale agreement.

Pursuant to the purchase and sale agreement, the Company would be obligated to purchase the property only after satisfactory completion of agreed-upon closing conditions. The Seller is not affiliated with the Company or the Advisor.

The purchase price of the Union Bank Plaza is approximately $208.0 million plus closing costs. The Company would fund the purchase of the Union Bank Plaza with proceeds from a mortgage loan from an unaffiliated lender and proceeds from its ongoing initial public offering. The Company is currently negotiating the terms of the loan. If necessary, the Company may also utilize borrowings under existing credit facilities to fund the purchase of the Union Bank Plaza.

The Union Bank Plaza was built in 1967 and renovated in 1994. The Union Bank Plaza is 96% leased to 36 tenants, including Union Bank, N.A. (“Union Bank”), which currently occupies 55% of the total rentable square feet. Upon commencement of a 16,801 square foot lease in December 2010, Union Bank will occupy 58% of the total rentable square feet.

There can be no assurance that the Company will complete the acquisition. In some circumstances, if the Company fails to complete the acquisition, it may forfeit up to $6.0 million of earnest money.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

Dated: August 25, 2010	BY:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chairman of the Board, Chief Executive Officer and Director